Exhibit 4.1
FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of April 5, 2021, among (a) Magnolia Oil & Gas Operating LLC, a Delaware limited liability company (the “Company”), (b) Magnolia Oil & Gas Finance Corp., a Delaware corporation (the “Co-Issuer”; and together with the Company, the “Issuers”), (c) Magnolia Oil & Gas Intermediate LLC (f/k/a TPG Pace Energy Intermediate LLC), a Delaware limited liability company, Magnolia Oil & Gas Parent LLC (f/k/a TPG Pace Energy Parent LLC), a Delaware limited liability company and Magnolia Oil & Gas Corporation (f/k/a TPG Pace Energy Holdings Corp.), a Delaware corporation (collectively, the “Guarantors”) and (d) Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee under the Indenture (the “Trustee”).

W I T N E S S E T H :

WHEREAS the Company, the Co-Issuer, the Guarantors and the Trustee have heretofore executed an indenture, dated as of July 31, 2018 (the “Indenture”), providing for the issuance of the Issuers’ 6.00% Senior Unsecured Notes due 2026 (the “Notes”);

WHEREAS, pursuant to Section 9.02 of the Indenture, with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding Notes, the Issuers, the Guarantors and the Trustee may amend or supplement the Indenture and the Notes (in each case, subject to certain exceptions not applicable);

WHEREAS, (a) the consent of the holders of the outstanding Notes has been solicited to the amendments of the Indenture set forth in Section 2 of this Supplemental Indenture and the amendments of the Notes set forth in Section 3 of this Supplemental Indenture (together, the “Consented Amendments”) upon the terms and subject to the conditions set forth in the Issuers’ Consent Solicitation Statement, dated March 17, 2021 (as supplemented and amended, the “Statement”), and (b) the Issuers have received, and have delivered to the Trustee evidence of, the consent of the holders of at least a majority in aggregate principal amount of the outstanding Notes to the Consented Amendments;

WHEREAS, the Issuers desire to enter into, and have requested the Trustee to join with them and the Guarantors in entering into, this Supplemental Indenture for the purpose of amending the Indenture and the Notes to give effect to the Consented Amendments as permitted by Section
9.02 of the Indenture; and

WHEREAS, all acts and things prescribed by the Indenture, by law and by the Certificate of Incorporation and the Bylaws (or comparable constituent documents) of the Issuers, of the Guarantors and of the Trustee necessary to make this Supplemental Indenture a valid instrument legally binding on the Issuers, the Guarantors and the Trustee, in accordance with its terms, have been duly done and performed.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuers, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

2. Amendments to Indenture. Effective upon the First Supplemental Effective Date, the Indenture shall be amended as set forth in this Section 2.

(a)Section 1.01 of the Indenture is hereby amended to add the following new defined terms in proper alphabetical order:

““Consolidated Total Debt” means, as of any date of determination, the sum (without duplication) of the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries outstanding on such date, in an amount that would be reflected on a consolidated balance sheet (excluding the notes thereto) prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of recapitalization or purchase accounting in connection with the Transactions, any Investment or any other acquisition), consisting only of Indebtedness for borrowed money, obligations in respect of Capitalized Lease Obligations, and debt obligations evidenced by bonds, notes, debentures, promissory notes or similar instruments (including, for the avoidance of doubt, deferred purchase price obligations that would be reflected as debt on a consolidated balance sheet (excluding the notes thereto) prepared as of such date on a consolidated basis in accordance with GAAP, to the extent such deferred purchase price obligations are then due and payable); provided that Consolidated Total Debt will not include any (1) undrawn letter of credit, bank guarantees and performance or similar bonds (or, if drawn, to the extent cash collateralized or reimbursed within two (2) Business Days after such amount is drawn) and
(2) Hedging Obligations (but shall include unpaid termination payments).”

““Total Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt outstanding on the last day of such Test Period minus the aggregate amount of cash and Cash Equivalents of the Company and its Restricted Subsidiaries on such date that (x) would not appear as “restricted” on a consolidated balance sheet of the Company or (y) are restricted in favor of the Senior Credit Facility (which may also secure other Indebtedness secured by a pari passu or junior Lien on the collateral securing the Senior Credit Facility along with the Senior Credit Facility) to (b) Consolidated EBITDAX of the Company for such Test Period, in each case, on a pro forma basis and with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.”

(b)The Indenture is hereby amended to replace each reference to “August 1, 2021” in the Indenture (other than the reference in Section 3.07(e) thereof which is the subject of the amendment described in clause (c) below) with a reference to “August 1, 2022.”

(c)Section 3.07(e) of the Indenture is hereby amended and restated in its entirety as follows:

“(e) On and after August 1, 2022, the Issuers may at their option redeem the Notes, in whole or in part, on one or more occasions, upon notice in accordance with Section 3.03 hereof, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on August 1 in each of the years indicated below:

Year	Percentage
2022	103.00%
2023	102.00%
2024	101.00%
2025 and thereafter	100.00%"

(d)Section 4.07(b)(16) of the Indenture is amended and restated in its entirety as follows:

“(16) Restricted Payments; provided that the Total Net Leverage Ratio on a pro forma basis (including a pro forma application of the net proceeds therefrom) for the Test Period immediately preceding the date on which such Restricted Payment is made would be no greater than 1.25 to 1.00;”

3.Amendments to Notes. Effective upon the First Supplemental Effective Date, each Note shall be amended as set forth in this Section 3.

(a)Each Note is hereby amended by replacing each reference to “August 1, 2021” therein (other than the reference in Section 5(e) thereof which is the subject of the amendment described in clause (b) below) with a reference to “August 1, 2022”.

(b)Section 5(e) of each Note is hereby amended and restated in its entirety as follows:

“(e) On and after August 1, 2022, the Issuers may at their option redeem the Notes, in whole or in part, on one or more occasions, upon notice in accordance with Section 3.03 of the Indenture, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on August 1 in each of the years indicated below:

Year	Percentage
2022	103.00%
2023	102.00%
2024	101.00%
2025 and thereafter	100.00%"
4. Effectiveness. This Supplemental Indenture shall become effective immediately upon (the date of effectiveness, the “First Supplemental Indenture Effective Date”) upon (a) its execution and delivery by each of the Issuers, the Guarantors and the Trustee and (b) payment of the Consent Fee (as defined in the Statement) to DTC for the benefit of the applicable Holders.

5. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

6. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

7. Trustee. The Trustee accepts the amendments effected by this Supplemental Indenture, but only upon the conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, as the case may be, which terms and provisions shall in like manner define and limit their liabilities and responsibilities in the performance of the terms created by the Indenture, as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof or for or in respect of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuers and the Guarantors. In addition, the Trustee shall not be responsible in any manner whatsoever or for or with respect to (i) the proper authorization hereof by the Issuers, the Guarantors or otherwise, (ii) the due execution hereof by the Issuers or the Guarantors and/or (iii) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee does not make any representation with respect to any such matters.

8. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this

Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes.

9. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

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IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

MAGNOLIA OIL & GAS OPERATING LLC,
as Company

By:      /s/ Christopher G. Stavros
Name:     Christopher G. Stavros
Title:     Executive Vice President and Chief Financial Officer

MAGNOLIA OIL & GAS FINANCE CORP.,
as Co-Issuer

By:      /s/ Christopher G. Stavros
Name:     Christopher G. Stavros
Title:     Executive Vice President and Chief Financial Officer

Signature Page to Supplemental Indenture

MAGNOLIA OIL & GAS CORPORATION, as a
Guarantor

By:      /s/ Christopher G. Stavros
Name:     Christopher G. Stavros
Title:     Executive Vice President and Chief Financial Officer

MAGNOLIA OIL & GAS PARENT LLC, as a
Guarantor

By:      /s/ Christopher G. Stavros
Name:     Christopher G. Stavros
Title:     Executive Vice President and Chief Financial Officer

MAGNOLIA OIL & GAS INTERMEDIATE LLC, as
a Guarantor

By:      /s/ Christopher G. Stavros
Name:     Christopher G. Stavros
Title:     Executive Vice President and Chief Financial Officer

Signature Page to Supplemental Indenture

DEUTSCHE BANK TRUST COMPANY AMERICAS,
not in its individual capacity, but solely as Trustee

By:      /s/ Kathryn Fischer
Name:     Kathryn Fischer
Title:     Vice President

By:      /s/ Luke Russell
Name:     Luke Russell
Title:     Assistant vice President

Signature Page to Supplemental Indenture